UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2008

La Cortez Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1266 1st Street, Suite 4
Sarasota, FL 34236

(Address of principal executive offices) (Zip Code)

(941) 365-5081

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 15, 2008, La Cortez Energy, Inc. (the “Company”) appointed Mr. Jose Montoya to the Company’s Board of Directors.

Mr. Montoya began his career in the oil and gas industry 27 years ago at Shell and held various management positions over 19 years with the company and its Latin American subsidiaries. During this time, Mr. Montoya’s positions included Corporate Planning and Business Development Manager, Operations Manager, Oil Marketing Director and General Manager of Shell Downstream Paraguay.

In 1997, Mr. Montoya joined Hocol S.A. (a Colombian company previously owned by Shell) where he held various executive management positions, including Business Development Manager, Chief Financial Officer, Chief Operating Officer, President and Chief Executive Officer until September 2007. Mr. Montoya continued to be a board member and consultant to the management of Hocol S.A., a subsidiary of the French group Maurel et Prom (M&P) until September 2008. Mr. Montoya is currently a partner-owner of the energy consultant firm Upside - Energy and Marketing Services and a founding partner of The Leadership and Management Center. Both of these companies are located in Bogota, Columbia.

Mr. Montoya holds a Bachelors Degree in Chemistry Engineering from the National University of Colombia.

Pursuant to the Company’s policy for new directors, Mr. Montoya will receive a grant of options to purchase 100,000 shares of the Company’s common stock at an exercise price set to the fair market value of the common stock at the date of the grant. This option vests in three equal annual installments beginning on the first anniversary of the date of grant and will expire ten years from the date of grant.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Exhibit Description

99.1	Press release issued by La Cortez Energy, Inc. on October 15, 2008

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Cortez Energy, Inc.

Date: October 15, 2008	By:	/s/ Andres Gutierrez
Andres Gutierrez, President and Chief Executive Officer

3